Exhibit 99. H10

AMENDMENT TO EXHIBIT A

The undersigned hereby certifies that he is an authorized signer of the Exchange Listed Funds Trust (the "Trust") and that the following funds are included under the Fund Administration and Accounting Agreement dated June 19, 2015, by and between the Trust and The Bank of New York Mellon.

Knowledge Leaders Developed World ETF
SABA Closed-End Funds ETF

InsightShares LGBT Employment Equality ETF
InsightShares Patriotic Employers ETF

The High Yield ETF

QRAFT Al - Enhanced U.S, Large Cap ETF

QRAFT AI - Enhanced U.S. Large Cap Momentum ETF

EXCHANGE LISTED FUNDS TRUST

By:	/s/ J. Garrett Stevens
Name: J. Garrett Stevens

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name: Elizabeth Stubenrauch

Date: April 8, 2019